UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2020

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	98-1533670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(844) 304-2048

(Registrant’s telephone number, including area code)

131 Dartmouth Street, Suite 502

Boston, MA 02116

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Capital Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CEREW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2020, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Cerevel Therapeutics Holdings, Inc. (the “Company”), the Board appointed Dr. Ruth McKernan to the Board, effective as of December 4, 2020. Dr. McKernan will serve as a Class II director until her term expires at the 2022 annual meeting of stockholders. The Board determined that Dr. McKernan is independent under the listing standards of The Nasdaq Capital Market. Dr. McKernan was also appointed to serve on the Science and Technology Committee of the Board.

Dr. McKernan has served as a venture partner at SV Health Investors, LLP, a global investment firm focused on the healthcare industry, since 2018. Previously, from 2015 to 2018, Dr. McKernan served as chief executive officer of Innovate UK, a non-departmental public body funded by a grant-in-aid from the UK government. From 2005 to 2015, Dr. McKernan held various roles of increasing responsibility at Pfizer Inc, a global pharmaceutical company, most recently as chief scientific officer. Prior to joining Pfizer, she served in multiple senior positions over 18 years at Merck & Co., a publicly traded pharmaceutical company. Dr. McKernan currently serves as chair of the board of directors of AstronauTx Ltd. and BioIndustry Association, a trade association for innovative life sciences in the UK, and as a trustee of Alzheimer’s Research UK, and is a member of Cancer Research UK. Dr. McKernan earned her B.S. in Pharmacology and Biochemistry from King’s College London, where she also obtained her Ph.D. in Neuroscience from the Institute of Psychiatry, Psychology and Neuroscience. Dr. McKernan was conferred with Honorary D.Sc. degrees from the University of Bradford and the University of Coventry.

As a non-employee director, Dr. McKernan will receive cash compensation and an initial equity award for her Board service in accordance with the Company’s Non-Employee Director Compensation Policy (as amended and described below). Dr. McKernan is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. McKernan and any other persons pursuant to which she was selected as a director. In addition, Dr. McKernan has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

On December 8, 2020, the Company issued a press release announcing Dr. McKernan’s appointment to the Board. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, upon the recommendation of the Compensation Committee of the Board, the Board approved, effective as of December 4, 2020, an amendment to the Company’s Non-Employee Director Compensation Policy (as amended, the “Director Compensation Policy”). Pursuant to the terms of the Director Compensation Policy, each non-employee director will receive an annual retainer of $50,000, an annual retainer of $25,000 for serving as the lead independent director, a $15,000 annual retainer for serving as the chair of the Audit, Compensation, Nominating and Corporate Governance or Science and Technology Committees of the Board and a $7,500 annual retainer for serving on each such committee, to be paid quarterly in arrears and prorated based on the number of actual days served on the Board or applicable committee. In addition, each non-employee director will receive, on the date of the Company’s annual meeting of stockholders, an annual grant of a stock option to purchase 46,000 shares of common stock that vests in full on the earlier of the one-year anniversary of the grant date or the next annual meeting of stockholders, and each new non-employee director will receive a stock option to purchase 92,000 shares of common stock vesting in 36 monthly installments through the third anniversary of the grant date.

The foregoing description of the Director Compensation Policy does not purport to be complete and the description of the Director Company Policy is qualified in its entirety by reference to the Director Compensation Policy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Non-Employee Director Compensation Policy

99.1	Press Release issued by Cerevel Therapeutics Holdings, Inc. on December 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

Date: December 9, 2020	By:	/s/ Bryan Phillips
Bryan Phillips
Chief Legal Officer